EXHIBIT 99.1

Leidos Holdings, Inc. Reports First Quarter Fiscal Year 2017 Results

•	Revenues: $2.58 billion

•	Operating Income: $141 million

•	Diluted Earnings per Share from Continuing Operations: $0.47

•	Non-GAAP Diluted Earnings per Share from Continuing Operations: $0.88

•	Net Bookings: $1.7 billion (book-to-bill ratio of 0.7)

RESTON, Va., May 4, 2017 - Leidos Holdings, Inc. (NYSE: LDOS), a global science and technology solutions company, today reported financial results for the first quarter of fiscal year 2017.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "The Company had a good start to the year with first quarter performance exceeding our expectations on revenue, margins and earnings per share. The diverse mix of our business, as well as our focus on execution of both customer programs and cost reduction initiatives, enabled these strong results, and reinforces our confidence in our previously issued full year guidance. We remain committed to focusing on growth, profitability, and cash generation to deliver value to our customers, employees and shareholders."
Summary Results
Revenues for the quarter were $2.58 billion, compared to $1.31 billion in the prior year quarter. The current quarter increase was primarily due to $1.36 billion of revenue attributable to the Information Systems & Global Solutions business ("IS&GS Business") acquired from Lockheed Martin during the third quarter of fiscal year 2016, partially offset by the impact of the fiscal 2016 divestiture of our heavy construction business.
Operating income from continuing operations for the quarter was $141 million, compared to $89 million in the prior year quarter. Operating margin decreased to 5.5% from 6.8% in the prior year quarter, as the current quarter included $69 million of amortization of intangible assets and $13 million of restructuring charges related to the acquisition of the IS&GS Business, as well as $19 million of acquisition and integration costs, compared to $9 million in the prior year quarter. Excluding these items, non-GAAP operating margin increased to 9.4% from 7.5% in the prior year quarter, reflecting successful cost reduction actions, as well as strong program performance, across all of our businesses.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $0.47, compared to $0.72 in the prior year quarter. Excluding the items mentioned above, non-GAAP diluted EPS for the quarter was $0.88, compared to $0.77 in the prior year quarter. The weighted average diluted share count for the quarter was 153 million, up from 74 million in the prior year quarter due to the issuance of approximately 77 million shares of Leidos common stock to participating Lockheed Martin stockholders in connection with the acquisition of the IS&GS Business.
Defense Solutions
Defense Solutions revenues for the quarter of $1,294 million increased by $514 million, or 66%, compared to the prior year quarter. The revenue growth was primarily attributable to contracts acquired through the acquisition of the IS&GS Business and growth in airborne programs, partially offset by reduced scope and completion of certain contracts.
Defense Solutions operating income margin for the quarter was 6.1%, compared to 9.1% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 7.3%, compared to 9.1% in the prior year quarter, primarily due to charges taken on a fixed price program.

Civil
Civil revenues for the quarter of $842 million increased by $481 million, or 133%, compared to the prior year quarter. The revenue increase is primarily attributable to contracts acquired through the acquisition of the IS&GS Business, partially offset by the divestiture of the heavy construction business in fiscal 2016 and a decrease in the commercial energy services business.
Civil operating income margin for the quarter was 6.4%, compared to 6.1% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 10.5%, compared to 6.4% in the prior year quarter, reflecting lower indirect costs and timing of security products.
Health
Health revenues for the quarter of $443 million increased by $272 million, or 159%, compared to the prior year quarter. The revenue increase is primarily attributable to contracts acquired through the acquisition of the IS&GS Business and growth in our federal health business, partially offset by lower revenues from our commercial health business.
Health operating income margin for the quarter was 10.6%, compared to 9.4% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 14.9%, compared to 9.4% in the prior year quarter, reflecting lower indirect costs and strong performance on certain contracts.
Cash Flow Summary
Cash flows used in operating activities of continuing operations for the quarter were $88 million compared to $14 million in the prior year quarter. The higher operating net cash outflows were primarily due to the timing of billing and collections activities, as well as higher payments for restructuring, integration and interest expenses, partially offset by lower tax payments.
Cash flows used in investing activities of continuing operations for the quarter were $5 million compared to $1 million in the prior year quarter. The $4 million difference was primarily due to increased payments for purchases of property, plant and equipment.
Cash flows used in financing activities of continuing operations for the quarter were $77 million compared to $31 million in the prior year quarter. The higher financing cash outflows were primarily due to increased dividend payments and repayments of long-term debt.
As of March 31, 2017, the Company had $206 million in cash and cash equivalents and $3.3 billion of debt.
New Business Awards
Net business bookings totaled $1.7 billion in the quarter, representing a book-to-bill ratio of 0.7.
Notable recent awards received include:

•
U.S. Air Force:  Leidos was awarded a combined IDIQ contract to provide total lifecycle support of cryptographic and information assurance related products for the U.S. Air Force. Contracted activities will include materiel solutions analysis, technology maturation and risk reduction, engineering and manufacturing development, production, and product support. Leidos is one of seven contractors selected for the contract with a ceiling value of $875 million.

•
Department of Homeland Security:  Leidos was also awarded a single-award IDIQ by the Department of Homeland Security with a total contract value of $395 million, including a one-year base period of performance and six one-year options. Through this award, Leidos will provide comprehensive cybersecurity and threat mitigation services to operate the NextGen Security Operations Center.

•
U.S. Department of Veterans Affairs:  Leidos was awarded a task order by the U.S. Department of Veterans Affairs under the Transformation Twenty-One Total Technology Next Generation (T4NG) contract vehicle. The task order was awarded to Systems Made Simple, a Leidos Innovations Corporation company. The single-award firm fixed-price task order has a one-year base period of performance, two one-year options, and a total contract value of $29 million if all options are exercised.

•
Intelligence Community:  The Company was awarded contracts valued at $683 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog of signed business orders at the end of the quarter was $16.9 billion, of which $4.9 billion was funded.
Forward Guidance
The Company affirms previously issued fiscal year 2017 guidance, which is based on a 12-month period from December 31, 2016, to December 29, 2017, as follows:

•	Revenues of $10.0 billion to $10.4 billion;

•	Adjusted EBITDA margins of 9.5% to 10.0%;

•	Non-GAAP diluted earnings per share from continuing operations of $3.05 to $3.35; and

•	Cash flows provided by operating activities from continuing operations at or above $475 million.
Fiscal year 2017 guidance excludes the impact of any future acquisitions, divestitures and other non-ordinary course items.
Non-GAAP diluted earnings per share excludes amortization of acquired intangible assets, impairment charges, restructuring expenses, acquisition and integration related costs, gains and losses on disposal of assets and businesses and adjustments to the income tax provision to reflect non-GAAP exclusions. See Leidos' non-GAAP financial measures and the related reconciliation included elsewhere in this release.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on May 4, 2017. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13658923.
About Leidos
Leidos is a global science and technology solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, homeland security, civil and health markets. The company’s 32,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $7.04 billion for the fiscal year ended December 30, 2016.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, EBITDA margins, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; factors relating to the transaction with Lockheed Martin, including, tax treatment; the possibility that we may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all, the integration of the acquired Information Systems & Global Solutions business being more difficult, time-consuming or costly than expected; the effect of any changes resulting from the transaction in customer, supplier and other business relationships; general market perception of the transaction and exposure to lawsuits and contingencies associated with the Information Systems & Global Solutions business; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of May 4, 2017. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly P. Hernandez	Melissa L. Koskovich
571.526.6404	571.526.6850
kelly.p.hernandez@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	March 31, 2017	April 1, 2016
Revenues	$2,580	$1,312
Cost of revenues	2,270	1,154
Selling, general and administrative expenses	144	60
Acquisition and integration costs	19	9
Restructuring expenses	13	—
Equity earnings of non-consolidated subsidiaries	(7)	—
Operating income	141	89
Interest income	2	3
Interest expense	(38)	(14)
Other income, net	3	—
Income from continuing operations before income taxes	108	78
Income tax expense	(34)	(25)
Net income	74	53
Less: net income attributable to non-controlling interest, net of taxes	2	—
Net income attributable to Leidos common stockholders	$72	$53
Earnings per share:
Basic	$0.48	$0.74
Diluted	0.47	0.72
Weighted average number of common shares outstanding:
Basic	150	72
Diluted	153	74

Cash dividends declared per share	$0.32	$0.32

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31, 2017	December 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$206	$376
Receivables, net	1,841	1,657
Inventory, prepaid expenses and other current assets	348	348
Total current assets	2,395	2,381
Property, plant and equipment, net	238	259
Intangible assets, net	1,520	1,589
Goodwill	4,619	4,622
Deferred tax assets	15	16
Other assets	353	265
	$9,140	$9,132
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$592	$591
Accrued liabilities	837	836
Accrued payroll and employee benefits	396	483
Dividends payable	21	23
Income taxes payable	53	21
Notes payable and long-term debt, current portion	84	62
Total current liabilities	1,983	2,016
Notes payable and long-term debt, net of current portion	3,188	3,225
Deferred tax liabilities	564	540
Other long-term liabilities	217	204
Stockholders’ equity:
Common stock, $.0001 par value, 500 million shares authorized, 151 million and 150 million shares issued and outstanding at March 31, 2017 and December 30, 2016, respectively	—	—
Additional paid-in capital	3,323	3,316
Accumulated deficit	(154)	(177)
Accumulated other comprehensive income (loss)	8	(4)
Total Leidos stockholders’ equity	3,177	3,135
Non-controlling interest	11	12
Total equity	3,188	3,147
	$9,140	$9,132

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31, 2017	April 1, 2016
Cash flows from operations:
Net income	$74	$53
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	82	8
Stock-based compensation	10	8
Other	2	2
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(190)	(48)
Inventory, prepaid expenses and other current assets	6	(11)
Accounts payable and accrued liabilities	(37)	18
Accrued payroll and employee benefits	(86)	(51)
Deferred income taxes and income taxes receivable/payable	31	9
Other long-term assets/liabilities	20	(2)
Total cash flows used in operating activities of continuing operations	(88)	(14)
Cash flows from investing activities:
Payments for property, plant and equipment	(7)	(4)
Proceeds from collections on promissory note	2	—
Net proceeds from sale of assets	—	3
Total cash flows used in investing activities of continuing operations	(5)	(1)
Cash flows from financing activities:
Payments of long-term debt	(22)	(1)
Proceeds from issuances of stock	1	2
Repurchases of stock and other	(6)	(9)
Dividend payments	(50)	(23)
Total cash flows used in financing activities of continuing operations	(77)	(31)
Decrease in cash and cash equivalents from continuing operations	(170)	(46)
Cash flows from discontinued operations:
Cash used in investing activities of discontinued operations	—	(1)
Decrease in cash and cash equivalents from discontinued operations	—	(1)
Total decrease in cash and cash equivalents	(170)	(47)
Cash and cash equivalents at beginning of period	376	656
Cash and cash equivalents at end of period	$206	$609

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

During the quarter ended March 31, 2017, the Company completed its business reorganization, which resulted in identification of new reportable segments. The Company commenced operating and reporting under the new organizational structure effective the beginning of fiscal 2017. As a result of this change, prior year segment results and disclosures have been recast to reflect the new reportable segments.
The segment information for the periods presented was as follows:

	Three Months Ended
	March 31, 2017	April 1, 2016	Dollar change	Percent change
Revenues:
Defense Solutions	$1,294	$780	$514	65.9%
Civil	842	361	481	133.2%
Health	443	171	272	159.1%
Corporate	1	—	1	NM
Total	$2,580	$1,312	$1,268	96.6%

Operating income (loss):
Defense Solutions	$79	$71	$8	11.3%
Civil	54	22	32	145.5%
Health	47	16	31	193.8%
Corporate	(39)	(20)	(19)	NM
Total	$141	$89	$52	58.4%

Operating income margin:
Defense Solutions	6.1%	9.1%
Civil	6.4%	6.1%
Health	10.6%	9.4%
Total	5.5%	6.8%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. Backlog estimates are subject to change and may be affected by factors including modifications of contracts and foreign currency movements.
Funded backlog for contracts with the U.S. Government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. Government agencies and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from (1) contracts for which funding has not been appropriated and (2) unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity, General Services Administration Schedule or other master agreement contract vehicles.
The estimated value of backlog as of the dates presented was as follows:

	March 31, 2017	December 30, 2016
Defense Solutions:
Funded backlog	$2,572	$3,171
Negotiated unfunded backlog	5,005	4,936
Total Defense Solutions backlog	$7,577	$8,107
Civil:
Funded backlog	$1,596	$1,950
Negotiated unfunded backlog	5,466	5,250
Total Civil backlog	$7,062	$7,200
Health:
Funded backlog	$684	$854
Negotiated unfunded backlog	1,566	1,575
Total Health backlog	$2,250	$2,429
Total:
Funded backlog	$4,852	$5,975
Negotiated unfunded backlog	12,037	11,761
Total backlog	$16,889	$17,736
Total backlog at March 31, 2017 included $34 million of benefit due to the quarterly impact of foreign currency movement between the U.S. dollar and the British pound.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, adjusted EBITDA, non-GAAP income from continuing operations and non-GAAP EPS from continuing operations, which are not measures of financial performance under generally accepted accounting principles in the U.S. ("GAAP") and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from income from continuing operations: (i) other income, net; (ii) interest expense; (iii) interest income; (iv) income tax expense adjusted to reflect non-GAAP adjustments; and (v) the following discrete items:

•	Acquisition and integration costs - Represents costs related to the acquisition and integration of the IS&GS Business.

•	Amortization of acquired intangible assets - Represents the amortization expense associated with acquired intangible assets.

•
Restructuring expenses - Represents costs associated with lease termination and severance related to the Company’s acquisition of the IS&GS Business and the September 2013 spin-off of its former technical services.

•	Gains and losses on disposal of assets and businesses - Represents the gains or losses on certain sales of real estate and businesses.

•	Asset impairment charges - Represents impairments of long-lived intangible and tangible assets.
Non-GAAP income from continuing operations is computed by excluding the discrete items as identified above from income from continuing operations and adjusting income tax expense for the effect of such exclusions.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income from continuing operations, before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; and (iv) depreciation expense.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Quarter Ended March 31, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP results
Revenue	$2,580	$—	$—	$—	$2,580
Cost of revenues	2,270	—	—	—	2,270
Selling, general and administrative expenses	144	—	(69)	—	75
Acquisition and integration costs	19	(19)	—	—	—
Restructuring expenses	13	—	—	(13)	—
Equity earnings of non-consolidated subsidiaries	(7)	—	—	—	(7)
Operating income	141	19	69	13	242
Non-operating expense, net	(33)	—	—	—	(33)
Income from continuing operations, before income taxes	108	19	69	13	209
Income tax expense[1]	(34)	(7)	(27)	(5)	(73)
Net income	74	12	42	8	136
Less: net income attributable to non-controlling interest, net of taxes	2	—	—	—	2
Net income attributable to Leidos common stockholders	$72	$12	$42	$8	$134

Diluted EPS attributable to Leidos common stockholders	$0.47	$0.08	$0.28	$0.05	$0.88
Diluted shares	153	153	153	153	153
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended March 31, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP results
Income from continuing operations, before income taxes	$108	$19	$69	$13	$209
Depreciation expense	13	—	—	—	13
Amortization expense	69	—	(69)	—	—
Interest expense, net	36	—	—	—	36
EBITDA	$226	$19	$—	$13	$258
EBITDA margin	8.8%				10.0%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Quarter Ended April 1, 2016
	As reported	Acquisition and integration costs	Amortization of intangibles	Gain on a real estate sale	Non-GAAP results
Revenue	$1,312	$—	$—	$—	$1,312
Cost of revenues	1,154	—	—	—	1,154
Selling, general and administrative expenses	60	—	(1)	—	59
Acquisition and integration costs	9	(9)	—	—	—
Operating income	89	9	1	—	99
Non-operating expense, net	(11)	—	—	(2)	(13)
Income from continuing operations, before income taxes	78	9	1	(2)	86
Income tax expense[1]	(25)	(4)	—	—	(29)
Net income	$53	$5	$1	$(2)	$57

Diluted EPS attributable to Leidos common stockholders	$0.72	$0.07	$0.01	$(0.03)	$0.77
Diluted shares	74	74	74	74	74
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended April 1, 2016
	As reported	Acquisition and integration costs	Amortization of intangibles	Gain on a real estate sale	Non-GAAP results
Income from continuing operations, before income taxes	$78	$9	$1	$(2)	$86
Depreciation expense	7	—	—	—	7
Amortization expense	1	—	(1)	—	—
Interest expense, net	11	—	—	—	11
EBITDA	$97	$9	$—	$(2)	$104
EBITDA margin	7.4%				7.9%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment:

	Quarter Ended March 31, 2017
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP Operating income (loss)	Non-GAAP Operating Margin
Defense Solutions	$79	$—	$16	$—	$95	7.3%
Civil	54	—	34	—	88	10.5%
Health	47	—	19	—	66	14.9%
Corporate	(39)	19	—	13	(7)	NM
Total	$141	$19	$69	$13	$242	9.4%

	Quarter Ended April 1, 2016
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Non-GAAP Operating income (loss)	Non-GAAP Operating Margin
Defense Solutions	$71	$—	$—	$71	9.1%
Civil	22	—	1	23	6.4%
Health	16	—	—	16	9.4%
Corporate	(20)	9	—	(11)	NM
Total	$89	$9	$1	$99	7.5%
NM - Not Meaningful